THIS CONFORMING PAPER FORMAT DOCUMENT IS BEING
            SUBMITTED PURSUANT TO RULE 901(d) OF REGULATION S-T

                               UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                                 FORM 8-K


                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

     Date  of  Report  (Date  of earliest  event  reported): April 15, 1997

                          COLLINS INDUSTRIES, INC.
        (Exact name of registrant as specified in its charter)

                                  Missouri
             (State or other jurisdiction of incorporation)

                0-12619                           43-0985160
       Commission  File  Number     (IRS Employer Identification No.)

              421 East 30th Avenue, Hutchinson, Kansas  67502
       (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code (316)663-5551.


                                       N/A
         (Former name or former address, if changed since last report)



       11022959



       Item 5.   Other Events.

       Exhibit 1 - (Press Release of April 15, 1997) is hereby incorporated by reference.


                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange
       Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            COLLINS INDUSTRIES, INC.


                                        By:    /s/  Larry  W.  Sayre
                                               Larry W. Sayre
                                               Vice President - Finance and
                                               Chief Financial Officer
                                               (Principal Accounting Officer)

        Date:     April 18, 1997




                                  EXHIBIT INDEX

        Exhibit                   Description                      Page

           1             Press release of April 15, 1997             1







       NEWS RELEASE

       FOR IMMEDIATE RELEASE:         CONTACT: Larry W. Sayre
                                               Vice President - Finance & CFO
                                               Telephone: (316) 663-5551


                     COLLINS TO SELL UVL PRODUCT LINE

             Hutchinson, Kansas, April 15, 1997 ---- COLLINS INDUSTRIES, INC. (Nasdaq: "COLL") announced today that it has entered into a definitive agreement to sell certain assets of its Mobile-Tech subsidiary to The Braun Corporation.

             The Company previously announced a letter of intent and the eventual failure to reach a definitive agreement to sell substantially all the assets of Mobile-Tech to Braun.

             The Company has now reached a definitive agreement to sell only the UVL (Under Vehicle Lift) product line to
       Braun.    This  transaction  is  subject  to  customary
       closing conditions. This product line accounted for less than two percent (2%) of fiscal 1996 consolidated sales and has not contributed to the Company's net earnings in recent years. Terms of the sale include a purchase price of assets in excess of net book value of approximately $1.1 million. This pretax gain should be realized and recorded in the Company's fiscal third quarter ending July 31, 1997.

            Don L. Collins, Chairman and CEO said, "we are pleased to consumate this transaction, so as to further reduce our debt and continue to focus on our specialty vehicle products of ambulances, buses and trucks".

            Collins Industries, Inc. is a leading manufacturer of ambulances, small school buses, commercial buses and
       terminal   trucks.   The  Company  sells  its  products
       throughout the United States and, to a lesser extent, abroad.